Vir Biotechnology Appoints Aziz Sawaf as Chief Financial Officer
SAN FRANCISCO, Calif. October 1, 2026 – Vir Biotechnology, Inc. (Nasdaq: VIR) today announced the appointment of Aziz Sawaf, MBEE, MBA, CFA, as Executive Vice President and Chief Financial Officer (CFO), effective October 5, 2026. Mr. Sawaf will be responsible for leading the finance, IT and investor relations functions.
“I am delighted to welcome Aziz to the executive leadership team. His experience in driving financial performance across the biotech lifecycle, from clinical development through regulatory approval and commercialization, will be a valuable asset for Vir Biotechnology’s next phase of growth,” said Marianne De Backer, President and Chief Executive Officer of Vir Biotechnology. “Aziz also brings a mindset of disciplined capital allocation, thoughtful investor engagement and tailored strategic partnering.”
“I am thrilled to join Vir Biotechnology at this moment in the company’s trajectory as it builds out its differentiated cancer immunotherapy pipeline while continuing to advance a potentially transformative hepatitis delta virus program for patients,” said Mr. Sawaf. “I look forward to partnering with Marianne, the Board and the entire Vir Biotechnology team to continue to allocate capital with discipline, advance the opportunities with the greatest potential for patients and create durable value for shareholders.”
Mr. Sawaf brings more than 20 years of biopharmaceutical experience spanning both large global organizations and small public biotechnology companies. He joins Vir Biotechnology from Theravance Biopharma, Inc., where he served as CFO since 2023 and also as Senior Vice President of Operations Strategy since 2025. He previously held financial leadership roles of increasing responsibility after joining Theravance in 2014. Prior to Theravance, Mr. Sawaf held roles on the R&D and commercial finance teams at Gilead Sciences during a period of extraordinary growth. He received a B.S. in Business Administration from the University of Arizona, an MBA from the University of Southern California, Marshall School of Business and an MBEE from Johns Hopkins University. Mr. Sawaf is also a CFA charterholder.
About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple PRO-XTEN® dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a preclinical portfolio of programs across a range of oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.
Vir Biotechnology has exclusive rights to the universal PRO-XTEN® masking platform for oncology and infectious disease. PRO-XTEN® is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.
Media Contact
Caren Scannell
Director, Communications
cscannell@vir.bio
Investor Contact
Kiki Patel, PharmD
Head of Investor Relations
kpatel@vir.bio

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